Exhibit 10.13

DATED 18TH OCTOBER 2017

SERVICE AGREEMENT

between

REZOLVE LIMITED

and

SALMAN AHMAD

CONTENTS

CLAUSE

1.	Interpretation	1
2.	Term of appointment	4
3.	Employee warranties	4
4.	Duties	4
5.	Place of work	5
6.	Hours of work	5
7.	Salary	5
8.	Expenses	6
9.	Holidays	6
10.	Confidential information	6
11.	Intellectual property	7
12.	Termination for cause	7
13.	Obligations on termination	8
14.	Post-termination restrictions	9
15.	Disciplinary and grievance procedures	11
16.	Data protection	11
17.	Reconstruction and amalgamation	12
18.	Notices	12
19.	Entire agreement	12
20.	Variation	13
21.	Counterparts	13
22.	Third party rights	13
23.	Governing law and jurisdiction	13

THIS AGREEMENT is dated 18th October 2017

PARTIES

(1)	Rezolve Limited incorporated and registered in England and Wales with company number 09773823 whose registered office is at Unit 1, 15 Wedderburn Road, London NW3 5QS, United Kingdom (Company).

(2)	Salman Ahmad of 538 Welford Road, Leicester LE2 6EP, United Kingdom (Employee).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Capacity: as employee.

Commencement Date: 27th October 2017

Confidential Information: shall include details of suppliers and their terms of business, details of customers, clients and prospective customers/clients and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, key metric information such as details of website page hits, visitors, visits, orders per day, total order volumes, average order size, volumes of goods shipped or held in stock, customer acquisition costs, repeat rates and word of mouth rates, any information which the Employee either is aware or reasonably ought to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

Customer means any person, firm, company or other organisation whatsoever who was a customer or in the habit of dealing with the Company or any Group Company during the Restricted Period and with whom or which, during such period:

(i)	the Employee had material personal dealings; or

(ii)	any employee who was under the direct supervision of the Employee had material personal dealings; or

(iii)	the Employee was directly responsible in a client management capacity on behalf of the Company.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity: any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

Initial Term and Probationary Period: the period of 3 (three) months from the Commencement Date, ending 31 January, 2018.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement or any documents referred to in it.

Prospective Customer means any person, firm, company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Restricted Services during the Restricted Period and with whom or which, during such period:

(iv)	the Employee shall have had material personal dealings; or

(v)	any employee who was under the direct supervision of the Employee shall have had material personal dealings; or

(vi)	the Employee was directly responsible in a client management capacity on behalf of the Company.

Restricted Area means any countries in which the Employee was involved in providing Restricted Services or Restricted Goods during the Restricted Period.

Restricted Employee means any person who at the Termination Date was employed by the Company in an executive or senior managerial capacity or who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern in competition with the Company and with whom the Employee had material contact or dealings during the Restricted Period.

Restricted Goods means any product or Invention which is designed, created, manufactured, supplied or sold by or on behalf of any Group Company with which the duties of the Employee were materially concerned or for which the Employee was responsible during the Restricted Period.

Restricted Period means the period of 12 months commencing upon the Termination Date.

Restricted Services means any services supplied by the Company with which the duties of the Employee were materially concerned or for which the Employee was responsible during the Restricted Period.

Restricted Supplier means any person, company, business entity or other organisation whatsoever who has supplied goods or services to the Company or any Group Company (other than utilities and goods or services supplied for administrative purposes) during any part of the Relevant Period or who has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the 12 months following the Termination Date.

Staff Handbook: means the Company’s staff handbook as amended from time to time.

Subsidiary and Holding Company in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination the termination of the Employee’s employment with the Company however caused.

Termination Date means the date of Termination however caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.	TERM OF APPOINTMENT

2.1

The Appointment shall be deemed to have commenced on the Commencement Date and shall continue through the Initial Term and Probationary Period, subject to the remaining terms of this agreement. Notwithstanding the foregoing, either Party may terminate Employee’s engagement with the Company at any time during the Initial Term and Probationary Period, by providing not less than one months’ prior notice in writing to the other Party. It shall be at the Company’s sole discretion whether to retain the Employee for the one month, or for some lesser period of time in the event that the termination is at the Employee’s direction.

2.2	Upon completion of the Initial Term, the Appointment and this Agreement shall continue until terminated by either Party providing not less than one month’s prior notice in writing to the other Party.

2.3	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3.	EMPLOYEE WARRANTIES

3.1

The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

3.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

4.	DUTIES

4.1	The Employee shall serve the Company as VP Technical Operations.

4.2	During the Appointment the Employee shall:

I.	Be responsible for ownership of all Technical and architectural aspects related to Image Recognition, Watermarking and other triggering methods (Audio, QRs), and

II.

Be responsible for Technical Project Management of Rezolve’s platform, reporting to the CTO and working closely with Developers, DevOps, Product Management, Sales and Providers (PSPs, external APIs, Public Cloud) to satisfy the requirements of each market in which Rezolve is present.

(a)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company;

(b)	abide by any statutory, fiduciary or common-law duties to the Company or any Group Company;

(c)	comply with the Company’s anti-corruption and bribery policy and related procedures;

(d)	use his best endeavours to promote, protect, develop and extend the business of the Company and the Group;

(e)

consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

(f)	comply with any electronic communication systems policy that the Company may issue from time to time.

4.3

The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook, as may be made available from time to time. The Staff Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

4.4

All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	PLACE OF WORK

5.1	The Employee’s normal place of work shall be his home office, or such other place, which Management may reasonably require for the proper performance and exercise of his duties from time to time.

5.2	The Employee agrees to travel on any Group Company’s business (both within the UK or abroad) as may be required for the proper performance of his duties under this agreement.

6.	HOURS OF WORK

6.1

The Employee’s normal working hours shall be 40 per week and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

7.	SALARY

7.1	The Employee shall be paid an initial salary of £80,000per annum.

7.2	The Employee’s salary shall accrue from day to day and be payable monthly in arrears on or before the last Friday of each month directly into the Employee’s bank.

7.3	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

8.	EXPENSES

8.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2	The Employee shall abide by the Company’s policies on expenses as set out in the Staff Handbook from time to time.

9.	HOLIDAYS

9.1

The Employee shall be entitled to 15 days’ paid holiday in each holiday year together with the usual public holidays in the UK or days in lieu where the Company requires the Employee to work on a public holiday. The Company’s holiday year runs between January and December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest day.

9.2

The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination. Subject to clause 9.4 the amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the entitlement under clause 10.1 for the holiday year in which Termination takes place and any untaken days carried forward from the preceding holiday year.

9.3

If on Termination the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the Employee’s salary for each excess day.

9.4	If either party has served notice to Terminate, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period.

10.	CONFIDENTIAL INFORMATION

10.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 10.

10.2

The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its Termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Company or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

11.	INTELLECTUAL PROPERTY

11.1

The Employee shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of any Group Company. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 11.1.

11.2

The Employee hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 11.1.

12.	TERMINATION FOR CAUSE

12.1

The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is in breach of the Company’s anti-corruption and bribery policy and related procedures;

(b)	is guilty of any gross misconduct affecting the business of any Group Company;

(c)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;

(d)	is, in the reasonable opinion of the Chief Executive, negligent and incompetent in the performance of his duties;

(e)	is declared bankrupt;

(f)

is convicted of any criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(g)	ceases to be eligible to work in the UK;

(h)

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company;

(i)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

(j)	is unable by reason of Incapacity to perform his duties under this agreement for an aggregate period of 26 weeks in any 52-week period.

12.2

The rights of the Company under clause 12.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

13.	OBLIGATIONS ON TERMINATION

13.1	On termination of the Appointment (however arising) the Employee shall:

(a)

immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company, which is in his possession or under his control;

(b)

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(c)	provide a signed statement that he has complied fully with his obligations under this clause 13.1 together with such reasonable evidence of compliance as the Company may request.

13.2

On Termination however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any bonus, long-term incentive plan or other scheme operated by any Group Company in which he may participate.

14.	POST-TERMINATION RESTRICTIONS

14.1

The Employee recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and/or any applicable Group Company and will obtain personal knowledge of and influence over its or their Customers and/or Prospective Customers and/or Restricted Employees. The Employee therefore agrees that the restrictions set out in this clause 15 are reasonable and necessary to protect the legitimate business interests of the Company and any applicable Group Company during the Appointment and after the termination of the Appointment.

14.2

The Employee hereby undertakes with the Company that he will not during the Appointment and for the period of six months after the Termination Date without the prior written consent of the Company whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(a)

in competition with the Company within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with services and / or goods that are the same as or of a similar type to the Restricted Services and Restricted Goods within the Restricted Area;

(b)

in competition with the Company, accept orders or facilitate the acceptance of any orders or have any business dealings for goods or services that are the same as or of a similar type to the Restricted Goods or Restricted Services from any Customer or Prospective Customer;

(c)

interfere with or endeavour to interfere with the supply or provision of goods or services (other than utilities, or goods or services supplied for an administrative purpose) to the Company or to induce the cessation of the supply or provision of such goods or services from any Restricted Supplier.

14.3

The Employee hereby undertakes with the Company that he shall not during the Appointment and for the period of six months after the Termination Date without the prior written consent of the Company whether by himself through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:

(a)

in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of services that are the same as or of a similar type to the Restricted Services or goods that are the same as or of a similar nature to the Restricted Goods;

(b)

solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

14.4

Clause 14.2 and 14.3 shall also apply as though there were substituted for references to “the Company” references to each Group Company in relation to which the Employee has in the course of his duties for the Company or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	had worked directly or indirectly with employees and/or having material personal dealings with its Customers or Prospective Customers,

but so that references in clause 1 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Employee pursuant to this clause 14.4 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company.

14.5

Each of the restrictions in this clause 14 is intended to be separate and severable. While the restrictions in this clause 14 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

14.6

If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 14, the Employee shall give the person making the offer a copy of this clause 14 and shall tell the Company the identity of that person as soon as possible.

14.7

If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”), the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 14, protecting the confidential information, trade secrets and business connections of the New Employer.

14.8

The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 14 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1	The Employee is subject to the Company’s disciplinary and grievance procedures, copies of which are available in the Staff Handbook. These procedures do not form part of this agreement.

16.	DATA PROTECTION

16.1

The Employee confirms he has read and understood the Company’s data protection policy, a copy of which is contained in the Staff Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

16.2

The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

16.3

The Employee consents to any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Employee, including, as appropriate:

(a)	information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

(b)	the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

(c)	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

16.4

The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

16.5

The Employee consents to the transfer of such information to any Group Company in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

17.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

18.	NOTICES

18.1

A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

18.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service;

(c)	in the case of email, at the time of transmission.

18.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

18.4	This clause does not apply to the service of any proceedings or other documents in any legal action.

19.	ENTIRE AGREEMENT

19.1

This agreement and any document referred to in it constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them.

19.2	Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

19.3

Each party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.

19.4	Nothing in this agreement shall limit or exclude any liability for fraud.

20.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

21.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

22.	THIRD PARTY RIGHTS

No person other than a party to this agreement may enforce any of its terms.

23.	GOVERNING LAW AND JURISDICTION

23.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

23.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Rezolve Limited acting by Jeffrey A. Max, President and Director	/s/ Jeffrey A. Max
Jeffrey A. Max Director

Signed as a deed by SALMAN AHMAD in the presence of:	/s/ Salman Ahmad

/s/ Haris Ahmad
Witnessed by:
Name: Haris Ahmad

Address: 19 Sandown Road Wigston LE18 1LD